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                                                                    EXHIBIT 10.7


                              Elaine J. Eisenman, Ph.D.
                                  80 Greenway Drive
                                 Irvington, NY 10533



                                                       December 10, 1997


Mr. Daniel Gross
President and Chief Executive Officer
Enhance Financial Services Group Inc.
335 Madison Avenue
New York, New York 10017

Dear Dan:

     I am delighted to accept your offer of the position of Executive Vice President of Human Resources and Administration (an acceptable descriptor at this point) of Enhance Financial Services Group Inc. ("Enhance") as set forth in your letter to me dated December 5, 1997, subject to certain additional conditions of employment, that we have discussed, as set forth in this letter. Unfortunately, as you know, due to other outstanding professional and consulting commitments, I will not be able to begin my employment with Enhance until Monday, January 12, 1998.

     With regard to the option grant of 16,000 shares of Enhance's common stock, this is in lieu of a cash sign-on bonus and, as we discussed, I will be eligible for the standard EVP-level option award in December of 1998, determined without regard to the 16,000 options granted in January 1998 under your offer.

     Also, as I discussed with both you and Spencer Stuart, I will be terminating my consulting practice in order to assume this position with Enhance. Both of you further understood and agreed that I have foregone opportunities to build my consulting practice further by accepting this position with Enhance. Clearly, I must wind down my involvement with my current clients and not accept any new clients.

     The reason that I am closing my practice to join Enhance is due to the expansiveness of the role that you envision for me. In the event that there is any material diminution in my title, authority, management responsibilities or compensation (not directly related to Enhance's financial performance), for any reason, including, but not limited to, change in senior management, corporate reorganization, acquisition, divestiture, merger, or any other business transaction, but excluding the circumstances where such diminution (including termination of my employment) is due to an event constituting "Cause" (as defined below), then Enhance will provide at the time of such diminution:

- One year of severance, which is to be equal to my base compensation, as of the time such diminution occurs, plus an amount equal to my target bonus, which in no event shall be less than $142,000. This amount shall in no way replace the payment of any earned bonus. The severance amount shall be paid in the same manner as Enhance pays regular wages.
- Continued vesting during the one-year severance period of all outstanding options granted.
- Coverage under all of Enhance's employee benefit plans, including, but not limited to medical, dental, short and long term disability, life insurance, pension, 40l(k) plans, for the duration of the one-year severance period. Should the plan not allow for continuation of health benefits, Enhance will pay the full amount of COBRA for the severance period if and to the extent permitted under such plan.


     "Cause" shall mean the occurrence of any of the following: (a) gross negligence or willful misconduct on my part which is injurious to Enhance or its subsidiaries, (b) the commission by

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Mr. Daniel Gross
December 10, 1997
Page 2


me of an act involving dishonesty or fraud with respect to Enhance or its subsidiaries, (c) my conviction for, or a plea by me of nolo contendere to, a felony or (d) the refusal or material failure by me to perform the duties required of me consistent with my position and this letter which failure or refusal is not cured within 20 days after Enhance shall have given me notice thereof.

     Finally, as we also discussed, my continued role as a member of various boards of directors and continued participation in professional associations, meetings and conferences adds value to my perspective as a senior executive at Enhance. Realizing that such activities involve a commitment of time, time spent on these activities will in no way diminish vacation time, sick days, compensation, or any other benefit or condition of employment to which I am entitled.

     The terms and conditions of employment as set forth in your letter of December 5, 1997, and this letter shall be binding on any successor(s) interest or assignee(s) of Enhance and any of Enhance's affiliates or subsidiaries.

     While this letter sounds awfully formal and legalistic, I also want to emphasize how excited I am about joining Enhance and how much I look forward to working with you and your team in making Enhance an even greater success.

     If the foregoing correctly sets forth the agreement between us, I ask that you so indicate by signing the accompanying copy and returning it to me.


                                   Sincerely,


                                   /s/ Elaine J. Eisenman
                                   ------------------------------
                                   Elaine J. Eisenman



Accepted:
ENHANCE FINANCIAL SERVICES GROUP INC.

By /s/ Daniel Gross
  ------------------------------
    Daniel Gross
    President

Date:  December 10, 1997